EXHIBIT 99.1

News Release

July 31, 2014

Ashland Inc. reports preliminary financial results for third quarter of fiscal 2014
•	Earnings from continuing operations total $0.90 per diluted share
•
Adjusted earnings from continuing operations rise 24 percent to $1.63 per diluted share, which excludes $0.35 per diluted share from discontinued operations, where Ashland Water Technologies is now classified

•	Global restructuring gains momentum as cost savings begin to ramp up
•	Previously announced sale of Ashland Water Technologies for $1.8 billion expected to be completed later today
•	Company to initiate $1 billion in stock buyback program in early August

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH), a global leader in specialty chemical solutions for consumer and industrial markets, today announced preliminary(1) financial results for the quarter ended June 30, 2014, the third quarter of its 2014 fiscal year.

Quarterly Highlights

(in millions except per-share amounts)	Quarter Ended June 30
	2014	2013
Operating income	$143	$175
Key items*	69	10
Adjusted operating income*	$212	$185

Adjusted EBITDA*	$298	$273

Diluted earnings per share (EPS)
From net income (loss)	$1.25	$1.55

From continuing operations	$0.90	$1.12
Key items*	0.73	0.19
Adjusted EPS from continuing operations*	$1.63	$1.31

Cash flows provided by operating activities from continuing operations	$211	$194
Free cash flow*	155	133

*See Tables 5, 6 and 7 for Ashland definitions and U.S. GAAP reconciliations.

Ashland reported earnings from continuing operations of $71 million, or $0.90 per diluted share, on sales of $1.6 billion. These results included six key items that together reduced income from continuing operations by approximately $58 million, net of tax, or $0.73 per diluted share. Among the key items were a $23 million after-tax charge related to Ashland’s global restructuring and a $12 million after-tax charge related to a pension adjustment. Excluding the six key items, Ashland’s adjusted income from continuing operations was $129 million, or $1.63 per diluted share.

For the year-ago quarter, Ashland reported income from continuing operations of $89 million, or $1.12 per diluted share, on sales of $1.6 billion. The year-ago results included five key items that together reduced income from continuing operations by approximately $15 million, net of tax, or $0.19 per diluted share. Excluding these key items, Ashland’s adjusted income from continuing operations was $104 million, or $1.31 per diluted share. (Please refer to Table 5 of the accompanying financial statements for details of key items in both periods.)

As a reminder, the financial results of Ashland Water Technologies have been excluded from continuing operations, due to the commercial unit’s pending sale to a fund managed by Clayton, Dubilier & Rice. However, certain costs previously allocated to Water Technologies remain in continuing operations for all periods and are classified within Ashland's selling, general and administrative expenses. On this basis and for the remainder of this news release, financial results exclude the effect of key items in the current and prior-year quarters. Ashland’s results as compared to the year-ago quarter were as follows:
•	Volume rose 3 percent;
•	Sales were down 1 percent;
•	Operating income grew 15 percent to $212 million;
•	Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 9 percent to $298 million; and
•	EBITDA as a percent of sales increased 180 basis points to 18.6 percent.

“Ashland’s strong third-quarter results reflect improved product mix and operating performance in key areas of our business. At the same time, we are beginning to see the benefits of our global restructuring and related cost savings,” said James J. O’Brien, Ashland chairman and chief executive officer. “Each of our three commercial units met or exceeded our previous revenue and profitability estimates outlined at the beginning of the quarter. This performance helped drive Ashland’s EBITDA margin to 18.6 percent, a good step toward our goal of being a top-quartile specialty chemical company. Ashland Specialty Ingredients turned in a solid quarter, with volume growing 5 percent and EBITDA margin approaching 22 percent as we benefited from improved operating performance and our global restructuring. Ashland Performance Materials reported a 33 percent increase in EBITDA as composites, elastomers, and intermediates and solvents all turned in improved results. Valvoline continued its strong performance as lubricant volumes and sales both grew 4 percent, while improved product mix and targeted marketing spend drove EBITDA margins to 18.6 percent.”

Business Segment Performance
In order to aid understanding of Ashland’s ongoing business performance, the results of Ashland’s business segments are described below on an adjusted basis and EBITDA, or adjusted EBITDA, is reconciled to operating income in Table 7 of this news release.

Specialty Ingredients reported improved profitability amid growing demand and the global restructuring. EBITDA increased 5 percent, to $142 million, while EBITDA margin gained 160 basis points, to 21.7 percent. On a sequential basis, Specialty Ingredients’ results showed good seasonal improvement, as volumes climbed 9 percent from the March quarter, while sales grew 4 percent and EBITDA margin rose 100 basis points primarily due to cost reductions. Overall volume rose 5 percent versus the prior year, driven by strong growth in industrial-focused product lines. Demand continues to grow for Ashland’s coatings and adhesives. Within the consumer-focused product lines – including personal care, pharmaceutical and nutrition – volume remained flat versus year ago due to a significant pre-purchase of product in the year-ago period ahead of the rollout of a global SAP platform. Of note, Ashland saw particular strength within its skin care product lines as new technological applications led to several customer wins. Specialty Ingredients’ overall sales in the third quarter totaled $653 million, down 3 percent when compared to a year ago due to lower sales of guar and the large pre-purchase in the prior year.

Within Performance Materials, all three divisions reported better-than-expected results. Overall EBITDA increased 33 percent, to $53 million, while EBITDA margin finished at 12.6 percent, up 350 basis points. Sales totaled $420 million, down 4 percent from prior year. On a year-over-year basis, volume was roughly flat as lower intermediates and solvents (I&S) volume offset a 1 percent increase in composites and an 8 percent gain in elastomers. Within I&S, lower volumes were offset by higher-than-anticipated butanediol pricing. The gain in composites was due primarily to increased demand for our products sold in North America and Europe. Elastomers continues to show improvement, as volume and margin increased from prior year.

Valvoline continued on course for a very strong year after reporting growth across all channels in the third quarter. Overall sales increased 4 percent versus prior year to $532 million. Valvoline’s EBITDA rose 15 percent, to $99 million, and EBITDA as a percent of sales was 18.6 percent, an increase of 180 basis points versus the year-ago quarter. The international channel reported 10 percent volume growth, with particular strength in Europe and Latin America. Same-store sales at company-owned Valvoline Instant Oil ChangeSM stores grew more than 3 percent year-over-year, driven by increased oil changes per day, higher average ticket price and higher premium-brand sales. The Do-It-Yourself (DIY) channel delivered year-over-year revenue growth behind a strong summer promotion schedule. The installer channel reported 8 percent volume growth as a result of improvements in sales and marketing execution.

Ashland announced the pending sale of Water Technologies in February. Accordingly, Water Technologies’ results are now reported within discontinued operations. The results described in this paragraph reflect the business as it has been historically reported and are provided for comparative purposes only. Water Technologies’ sales totaled $441 million, a 1 percent increase from prior year. Overall EBITDA increased 17 percent, to $48 million, while EBITDA as a percent of sales rose 150 basis points to 10.9 percent. Ashland expects to complete the sale of Water Technologies later today in a transaction valued at approximately $1.8 billion. Net proceeds are expected to be approximately $1.4 billion, which primarily will be used to return capital to shareholders in the form of share repurchases.

Ashland’s effective tax rate for the June 2014 quarter was 23 percent, in line with its expectations. The company continues to expect its effective tax rate for the full 2014 fiscal year to be approximately 21 percent.

Global Restructuring Update
Ashland’s global restructuring program, which is targeting $200 million in cost savings as part of a broader plan to improve the company’s competitive position, gained momentum in the third quarter. Among the actions taken to date:

•	More than half of the previously announced 800 job eliminations have been completed.
•	Ashland is finalizing plans to substantially reduce selected external support services and to move a significant number of jobs to existing, lower-cost regional centers of excellence.
•
The company’s previously centralized supply chain organization has been integrated into the commercial units, optimizing the level of support needed to serve the varying needs of customers and markets.

•	Regional business teams in Europe, Asia and Latin America have been realigned to provide better service and value to customers.

By the end of the third quarter, Ashland had achieved more than $80 million in annualized cost savings. On a run-rate basis, Ashland expects to achieve more than half of the targeted $200 million in cost savings by the end of the 2014 fiscal year, and substantially all of the savings by the end of the second quarter of fiscal 2015.

Creating Shareholder Value
The global restructuring, together with related cost savings and continued improvements in Ashland’s core businesses, should position the company for growth and for EBITDA margins in the top quartile of specialty chemical companies.

As previously noted, Ashland intends to use the net proceeds from the sale of Water Technologies primarily to return capital to shareholders through a previously announced $1.35 billion stock buyback program. Under that program, Ashland has repurchased more than 760,000 shares for a total investment of $80 million. Those shares will be delivered in the fourth quarter.

In addition, the company will initiate a $750 million accelerated stock repurchase (ASR) program. Ashland also will introduce a 10b5-1 program enabling the company to repurchase an additional $250 million in shares. Both programs will be established in early August and are expected to be complete by June 2015. Ashland expects to finish the remainder of the repurchase authorization by the end of calendar 2015.

In addition to the stock repurchases, Ashland will continue to evaluate other uses of its cash, including potential investments in high-return capital projects, bolt-on acquisitions and targeted debt reductions.

Beyond the sale of Water Technologies, O’Brien said Ashland has no plans at this time for any further significant changes to the company’s primary portfolio of businesses. After conducting a full review of the potential separation of the Valvoline business, the board of directors has decided to retain Valvoline in the portfolio at this time. This decision was supported by a detailed analysis conducted by outside advisors and Ashland management of the many complex factors affecting a transaction of this type. Going forward, the board will continue to review Ashland’s portfolio in order to best position the company for value creation in the future.

“Our goal is clear: we want to create a high-performing specialty chemical company with EBITDA margins approaching the best of our peer group. I am confident we have the right strategy in place to drive sales and EBITDA margin growth. The actions we have taken to date are beginning to deliver the results we expect in terms of operating performance, cost savings and margin improvement. We are excited about the organic growth opportunities created as a result of the recent organizational changes across our three commercial units, and we intend to continue building on that momentum as we move into fiscal 2015,” O’Brien said.

Conference Call Webcast
Ashland will host a live webcast of its third-quarter conference call with securities analysts at 9 a.m. EDT Friday, August 1, 2014. The webcast and supporting materials will be accessible through Ashland’s website at http://investor.ashland.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Use of Non-GAAP Measures
This news release includes certain non-GAAP (Generally Accepted Accounting Principles) measures. Such measurements are not prepared in accordance with GAAP and should not be construed as an alternative to reported results determined in accordance with GAAP. Management believes the use of such non-GAAP measures assists investors in understanding the ongoing operating performance of the company and its segments. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP amounts have been reconciled with reported GAAP results in Tables 5, 6 and 7 of the financial statements provided with this news release.

About Ashland
In more than 100 countries, the people of Ashland Inc. (NYSE: ASH) provide the specialty chemicals, technologies and insights to help customers create new and improved products for today and sustainable solutions for tomorrow. Our chemistry is at work every day in a wide variety of markets and applications, including architectural coatings, automotive, construction, energy, food and beverage, personal care, pharmaceutical, tissue and towel, and water treatment. Visit ashland.com to see the innovations we offer through our four commercial units – Ashland Specialty Ingredients, Ashland Water Technologies, Ashland Performance Materials and Valvoline.

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C-ASH

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “may,” “will,” “should” and “intends” and the negatives of these words or other comparable terminology. In addition, Ashland may from time to time make forward-looking statements in its filings with the Securities and Exchange Commission (SEC), news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, the economy and other future events or circumstances. Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); the sale transaction involving Ashland Water Technologies and the ASK joint venture and the potential sale transaction involving the elastomers division (including the possibility that the transactions may not occur or that, if a transaction does occur, Ashland may not realize the anticipated benefits from such transaction); the global restructuring program (including the possibility that Ashland may not achieve the anticipated revenue and earnings growth, cost reductions, and other expected benefits from the program); and, Ashland’s ability to generate sufficient cash to finance its stock repurchase plans, severe weather, natural disasters, and legal proceedings and claims (including environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in its most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at www.sec.gov. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise.

(1) Preliminary Results
Financial results are preliminary until Ashland’s Form 10-Q for the quarter ended June 30, 2014, is filed with the SEC.

SM Service mark, Ashland or its subsidiaries, registered in various countries

FOR FURTHER INFORMATION:

Investor Relations:
Jason Thompson
+1 (859) 815-3527
jlthompson@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Ashland Inc. and Consolidated Subsidiaries				Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
	2014	2013	2014	2013

Sales	$1,605	$1,624	$4,583	$4,621
Cost of sales	1,161	1,192	3,377	3,368
GROSS PROFIT	444	432	1,206	1,253
Selling, general and administrative expense	286	257	891	723
Research and development expense	23	26	87	79
Equity and other income (loss)	8	26	(6)	55
OPERATING INCOME	143	175	222	506
Net interest and other financing expense	41	51	124	239
Net gain (loss) on divestitures	(3)	(1)	3	6
INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	99	123	101	273
Income tax expense	28	34	3	55
INCOME FROM CONTINUING OPERATIONS	71	89	98	218
Income from discontinued operations (net of taxes) (a)	28	35	67	60

NET INCOME	$99	$124	$165	$278

DILUTED EARNINGS PER SHARE
Income from continuing operations	$0.90	$1.12	$1.24	$2.72
Income from discontinued operations	0.35	0.43	0.85	0.75
Net income	$1.25	$1.55	$2.09	$3.47

AVERAGE COMMON SHARES AND ASSUMED CONVERSIONS	79	80	79	80

SALES
Specialty Ingredients	$653	$673	$1,862	$1,893
Performance Materials	420	438	1,199	1,240
Valvoline	532	513	1,522	1,488
	$1,605	$1,624	$4,583	$4,621

OPERATING INCOME (LOSS)
Specialty Ingredients	$80	$87	$192	$223
Performance Materials	22	22	-	80
Valvoline	90	77	246	222
Unallocated and other (a)	(49)	(11)	(216)	(19)
	$143	$175	$222	$506

(a)
The discontinued operations caption for each period includes the direct results of the Water Technologies business. Due to its expected sale, the direct results of the business have been presented as discontinued operations for each period presented in accordance with U.S. GAAP. Certain costs previously charged to the Water Technologies business have been included in Unallocated and other as the costs relate to indirect corporate cost allocations previously charged to this business.

Ashland Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)

	June 30	September 30
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$570	$346
Accounts receivable	1,179	1,113
Inventories	781	758
Deferred income taxes	108	107
Other assets	75	62
Held for sale	490	487
Total current assets	3,203	2,873

Noncurrent assets
Property, plant and equipment
Cost	4,256	4,181
Accumulated depreciation	1,818	1,674
Net property, plant and equipment	2,438	2,507

Goodwill	2,715	2,709
Intangibles	1,364	1,437
Asbestos insurance receivable	440	437
Equity and other unconsolidated investments	84	213
Other assets	526	552
Held for sale	1,356	1,360
Total noncurrent assets	8,923	9,215

Total assets	$12,126	$12,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt	$365	$308
Current portion of long-term debt	9	12
Trade and other payables	639	714
Accrued expenses and other liabilities	554	499
Held for sale	184	194
Total current liabilities	1,751	1,727

Noncurrent liabilities
Long-term debt	2,941	2,947
Employee benefit obligations	1,219	1,110
Asbestos litigation reserve	711	735
Deferred income taxes	345	369
Other liabilities	550	548
Held for sale	80	99
Total noncurrent liabilities	5,846	5,808

Stockholders’ equity	4,529	4,553

Total liabilities and stockholders' equity	$12,126	$12,088

Ashland Inc. and Consolidated Subsidiaries				Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Three months ended		Nine months ended
	June 30		June 30
	2014	2013	2014	2013
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES
FROM CONTINUING OPERATIONS
Net income	$99	$124	$165	$278
Income from discontinued operations (net of taxes)	(28)	(35)	(67)	(60)
Adjustments to reconcile income from continuing operations to cash flows from operating activities
Depreciation and amortization	98	89	281	267
Debt issuance cost amortization	4	5	11	62
Purchased in-process research and development expense	-	-	9	4
Deferred income taxes	(16)	21	(20)	16
Equity income from affiliates	(7)	(8)	(22)	(21)
Distributions from equity affiliates	1	4	7	8
Gain from sale of property and equipment	(1)	-	(1)	(1)
Stock based compensation expense	9	8	26	24
Net loss (gain) on divestitures	3	1	(3)	(6)
Impairment of equity method investment	4	-	50	-
Losses on pension and other postretirement plan remeasurement	16	-	121	-
Change in operating assets and liabilities (a)	29	(15)	(153)	(174)
Total cash provided by operating activities from continuing operations	211	194	404	397

CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES
FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(56)	(61)	(152)	(155)
Proceeds from disposal of property, plant and equipment	5	2	9	4
Purchase of operations - net of cash acquired	-	-	(2)	-
Proceeds from sale of operations or equity investments	87	2	92	1
Total cash provided (used) by investing activities from continuing operations	36	(57)	(53)	(150)

CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES
FROM CONTINUING OPERATIONS
Proceeds from issuance of long-term debt	-	-	-	2,320
Repayment of long-term debt	-	(88)	(12)	(2,605)
Proceeds from (repayment of) short-term debt	(36)	-	58	112
Repurchase of common stock	(125)	(150)	(125)	(150)
Debt issuance costs	-	(2)	-	(38)
Cash dividends paid	(26)	(26)	(79)	(62)
Proceeds from exercise of stock options	-	-	1	1
Excess tax benefits related to share-based payments	3	1	9	5
Total cash used by financing activities from continuing operations	(184)	(265)	(148)	(417)
CASH PROVIDED (USED) BY CONTINUING OPERATIONS	63	(128)	203	(170)
Cash provided (used) by discontinued operations
Operating cash flows	27	48	48	53
Investing cash flows	(12)	(10)	(27)	(31)
Effect of currency exchange rate changes on cash and
cash equivalents	1	(1)	-	2
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	79	(91)	224	(146)
Cash and cash equivalents - beginning of period	491	468	346	523
CASH AND CASH EQUIVALENTS - END OF PERIOD	$570	$377	$570	$377

DEPRECIATION AND AMORTIZATION
Specialty Ingredients	$61	$61	$180	$181
Performance Materials	27	18	71	57
Valvoline	9	9	27	26
Unallocated and other	1	1	3	3
	$98	$89	$281	$267
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
Specialty Ingredients	$37	$36	$99	$92
Performance Materials	9	9	22	24
Valvoline	6	8	20	20
Unallocated and other	4	8	11	19
	$56	$61	$152	$155

(a)	Excludes changes resulting from operations acquired or sold.

Ashland Inc. and Consolidated Subsidiaries				Table 4
INFORMATION BY INDUSTRY SEGMENT
(In millions - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
	2014	2013	2014	2013
SPECIALTY INGREDIENTS
Sales per shipping day	$10.2	$10.5	$9.9	$10.0
Metric tons sold (thousands)	95.0	90.7	264.1	248.8
Gross profit as a percent of sales (a)	31.5%	30.2%	31.7%	31.0%
PERFORMANCE MATERIALS
Sales per shipping day	$6.6	$6.8	$6.3	$6.6
Metric tons sold (thousands)	154.7	155.4	446.0	443.0
Gross profit as a percent of sales (a)	14.9%	13.0%	13.0%	14.5%
VALVOLINE
Lubricant sales (gallons)	42.8	41.3	121.1	117.6
Premium lubricants (percent of U.S. branded volumes)	37.8%	33.6%	36.9%	33.5%
Gross profit as a percent of sales (a)	32.7%	32.4%	32.0%	31.5%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales divided by sales.

Ashland Inc. and Consolidated Subsidiaries					Table 5
RECONCILIATION OF NON-GAAP DATA - INCOME (LOSS) FROM CONTINUING OPERATIONS
(In millions - preliminary and unaudited)

	Three Months Ended June 30, 2014
	Specialty	Performance		Unallocated
	Ingredients	Materials	Valvoline	& Other	Total
OPERATING INCOME (LOSS)
Restructuring	$-	$(9)	$-	$(22)	$(31)
Environmental reserve adjustment	(1)	-	-	(12)	(13)
Impairment of ASK joint venture	-	(4)	-	-	(4)
Losses on pension and other postretirement plan remeasurement	-	-	-	(16)	(16)
Foreign tax indemnification receivable adjustment	-	-	-	(5)	(5)
All other operating income	81	35	90	6	212
Operating income (loss)	80	22	90	(49)	143

NET INTEREST AND OTHER FINANCING EXPENSE				41	41

NET LOSS ON DIVESTITURES				(3)	(3)

INCOME TAX EXPENSE (BENEFIT)
Key items				(19)	(19)
Discrete items				8	8
All other income tax expense				39	39
				28	28
INCOME (LOSS) FROM CONTINUING OPERATIONS	$80	$22	$90	$(121)	$71

	Three Months Ended June 30, 2013
	Specialty	Performance		Unallocated
	Ingredients	Materials	Valvoline	& Other	Total
OPERATING INCOME (LOSS)
Restructuring and other integration costs	$-	$-	$-	$(7)	$(7)
Environmental reserve adjustment	-	-	-	(16)	(16)
Receivable claim settlement	13	-	-	-	13
All other operating income	74	22	77	12	185
Operating income (loss)	87	22	77	(11)	175

NET INTEREST AND OTHER FINANCING EXPENSE
Premium paid for early redemption of 9.125% senior notes				4	4
Accelerated debt issuance and other costs				3	3
All other interest and other financing expense				44	44
				51	51

NET LOSS ON DIVESTITURES				(1)	(1)

INCOME TAX EXPENSE (BENEFIT)
Key items				(6)	(6)
Discrete items				4	4
All other income tax expense				36	36
				34	34
INCOME (LOSS) FROM CONTINUING OPERATIONS	$87	$22	$77	$(97)	$89

Ashland Inc. and Consolidated Subsidiaries				Table 6
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
Free cash flow (a)	2014	2013	2014	2013
Total cash flows provided by operating activities
from continuing operations	$211	$194	$404	$397
Adjustments:
Additions to property, plant and equipment	(56)	(61)	(152)	(155)
Payment resulting from termination of interest rate swaps (b)	-	-	-	52
Free cash flows	$155	$133	$252	$294

(a)	Free cash flow is defined as cash flows provided by operating activities less additions to property, plant and equipment and other items Ashland has deemed non operational (if applicable).
(b)	Since payment was generated as a result of financing activity, this amount has been included within this calculation.

Ashland Inc. and Consolidated Subsidiaries		Table 7
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)

	Three months ended
	June 30
Adjusted EBITDA - Ashland Inc.	2014	2013
Net income	$99	$124
Income tax expense	28	34
Net interest and other financing expense	41	51
Depreciation and amortization (a)	89	89
EBITDA	257	298
Income from discontinued operations (net of taxes)	(28)	(35)
Operating key items (see Table 5)	69	10
Adjusted EBITDA	$298	$273

Adjusted EBITDA - Specialty Ingredients
Operating income	$80	$87
Add:
Depreciation and amortization	61	61
Key items (see Table 5)	1	(13)
Adjusted EBITDA	$142	$135

Adjusted EBITDA - Performance Materials
Operating income	$22	$22
Add:
Depreciation and amortization (a)	18	18
Key items (see Table 5)	13	-
Adjusted EBITDA	$53	$40

Adjusted EBITDA - Valvoline
Operating income	$90	$77
Add:
Depreciation and amortization	9	9
Key items (see Table 5)	-	-
Adjusted EBITDA	$99	$86

(a)	Depreciation and amortization excludes accelerated depreciation of $9 million for Performance Materials for the three months ended June 30, 2014, which is displayed as a key item within this table.